            Exhibit 99.1
                    Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 1 (415) 973-5930  | www.pgecorp.com
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                                             February 10, 2015

PG&E Corporation Reports Full-Year and Fourth-Quarter 2014 Results

SAN FRANCISCO, Calif.—PG&E Corporation’s (NYSE: PCG) full-year 2014 net income after dividends on preferred stock (also called “income available for common shareholders”) was $1,436 million or $3.06 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $814 million, or $1.83 per share, for the full year 2013. For the fourth quarter of 2014, GAAP results were $0.27 per share, compared to $0.19 per share for the same quarter in 2013.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $349 million pre-tax, or $0.44 per share, for the year and $197 million pre-tax, or $0.26 per share, for the quarter. These items related almost entirely to natural gas matters, including costs to make safety improvements as well as legal and other items. They include a write-off of $116 million pre-tax for an increase in the forecast for outstanding Pipeline Safety Enhancement Plan capital expenditures. The cost to shareholders for natural gas pipeline safety-related work incurred since the San Bruno accident or committed over the next several years now totals about $2.8 billion, based on current forecasts.

“We made tremendous progress in 2014 as we worked together to provide our customers with energy that is safe, reliable, affordable and clean. In our gas business, we completed our system-wide cast iron pipe replacement program and became one of the first utilities ever to achieve two of the most respected safety-focused asset management certifications in the world. In our electric business, we set a company record for electric reliability for the sixth straight year and more than 50 percent of our electricity was greenhouse-gas-free. We also achieved a balanced outcome in our General Rate Case under which our customers continue to have bills that are below the national average. I’m very pleased to report that customers recognized these efforts with 2014 satisfaction scores that were the highest since 2009,” PG&E Chairman and CEO Tony Earley said.

“With regard to the regulatory arena, we had a disappointing setback regarding ex parte communications that we sincerely regret. We took swift and decisive action to address this serious matter and to avoid ex parte violations in the future. As we look to 2015, we continue to believe that it is vital that state regulators resolve gas pipeline investigations that have been ongoing for more than four years,” Earley added.

Earnings from Operations

On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations in 2014 were $1,648 million, or $3.50 per share, compared with $1,210 million, or $2.72 per share, in 2013. For the fourth quarter of 2014, earnings from operations were $253 million, or $0.53 per share, up from $191 million, or $0.42 per share, during the same period in 2013. The largest factor contributing to this quarter-over-quarter increase was the impact of expense recovery authorized in the utility’s 2014 General Rate Case.

PG&E Corporation discloses historical financial results based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated income available for common shareholders presented in accordance with GAAP. See the accompanying tables for a reconciliation of the differences between results based on earnings from operations and results based on consolidated income available for common shareholders.

2015 Earnings Guidance

As the utility is still awaiting a final decision in the gas penalty proceedings, PG&E Corporation is not at this time providing guidance for 2015 earnings per share from operations.  However, some of the assumptions, risks and uncertainties that are expected to have an impact on 2015 earnings from operations will be discussed during today's conference call with the financial community.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's website cited below.

Conference Call with the Financial Community to Discuss Financial Results

Today's call at 11:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://investor.pgecorp.com/news-events/events-and-presentations/default.aspx for more information and instructions for accessing the webcast. The webcast call and the related materials will be available for replay through the website for at least one year. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call until 8:00 p.m. Eastern Time, February 24, 2015, by dialing (866) 415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the replay pin 24126# will be required to access the replay.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com.

Cautionary Language Regarding Forward-Looking Statements

Management's statement regarding the cost to shareholders for natural gas pipeline safety-related work incurred since the San Bruno accident or committed over the next several years is a forward-looking statement that is based on assumptions about the estimated scope and timing of work and current cost forecasts. The statement and the underlying assumptions are necessarily subject to various risks and uncertainties. Some of the factors that could cause actual results to differ materially include:

•
the final outcomes of the pending CPUC investigations and enforcement matters, the federal criminal prosecution of the Utility, and the other investigations that have been or may be commenced relating to the Utility’s compliance with natural gas-related laws and regulations, including whether a monitor is appointed to oversee the Utility’s natural gas operations, and the ultimate amount of costs related to the Utility’s natural gas operations that is disallowed or unrecoverable;

•	the outcome of the Utility’s 2015 Gas Transmission and Storage (GT&S) rate case pending at the CPUC;

•
the timing and outcome of additional regulatory enforcement actions or criminal investigations that may be or have been commenced relating to communications between the Utility and the CPUC and whether such outcomes or investigations negatively affect the final decisions to be issued in the 2015 GT&S rate case, the pending CPUC investigations, or other ratemaking proceedings;

•	changes in cost forecasts and assumptions regarding the scope and timing of natural gas related work, including costs to comply with local ordinances and environmental and other permits; and

•	the other factors disclosed in PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-Q for the year ended December 31, 2014.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	Year ended December 31,
	2014	2013	2012
Operating Revenues
Electric	$13,658	$12,494	$12,019
Natural gas	3,432	3,104	3,021
Total operating revenues	17,090	15,598	15,040
Operating Expenses
Cost of electricity	5,615	5,016	4,162
Cost of natural gas	954	968	861
Operating and maintenance	5,638	5,775	6,052
Depreciation, amortization, and decommissioning	2,433	2,077	2,272
Total operating expenses	14,640	13,836	13,347
Operating Income	2,450	1,762	1,693
Interest income	9	9	7
Interest expense	(734)	(715)	(703)
Other income, net	70	40	70
Income Before Income Taxes	1,795	1,096	1,067
Income tax provision	345	268	237
Net Income	1,450	828	830
Preferred stock dividend requirement of subsidiary	14	14	14
Income Available for Common Shareholders	$1,436	$814	$816
Weighted Average Common Shares Outstanding, Basic	468	444	424
Weighted Average Common Shares Outstanding, Diluted	470	445	425
Net Earnings Per Common Share, Basic	$3.07	$1.83	$1.92
Net Earnings Per Common Share, Diluted	$3.06	$1.83	$1.92

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Fourth Quarter and full year, 2014 vs. 2013
(in millions, except per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2014	2013	2014	2013	2014	2013	2014	2013

PG&E Corporation’s Earnings from Operations (1)	$253	$191	$0.53	$0.42	$1,648	$1,210	$3.50	$2.72
Items Impacting Comparability: (2)
Natural gas matters (3)	(122)	(105)	(0.26)	(0.23)	(216)	(392)	(0.45)	(0.88)
Environmental-related costs (4)	-	-	-	-	4	(4)	0.01	(0.01)
PG&E Corporation’s Earnings on a GAAP basis	$131	$86	$0.27	$0.19	$1,436	$814	$3.06	$1.83

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
The Utility incurred net costs of $197 million and $356 million pre-tax, during the three and twelve months ended December 31, 2014, respectively, in connection with natural gas matters. These amounts included pipeline-related costs to perform work under the Utility’s pipeline safety enhancement plan (“PSEP”) and other activities associated with safety improvements to the Utility’s natural gas system, as well as legal and other costs related to natural gas matters, including $7 million for legal costs related to regulatory communications. A charge of $116 million was also recorded for PSEP capital expenditures, reflecting forecasted capital expenditures in 2015 and beyond that are expected to exceed the amount authorized for recovery. Accrued fines includes a charge for violations related to the Carmel incident of $10.85 million and for violations of the rules governing ex parte communications of $1.05 million. These costs were partially offset by insurance recoveries and the resolution of all remaining third-party claims related to the San Bruno accident, which resulted in a reduction to the accrual for third-party liability claims.

(pre-tax)	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
Pipeline-related expenses	$(102)	$(347)
Disallowed capital	(116)	(116)
Accrued fines	(12)	(12)
Third-party liability claims	7	7
Insurance recoveries	26	112
Natural gas matters	$(197)	$(356)

(4)
After the State of California established a final drinking water standard for hexavalent chromium that became effective on July 1, 2014, the Utility discontinued its whole house water replacement program associated with remediation at the Utility’s natural gas compressor station located near Hinkley, California.  Accordingly, the Utility reduced its accrual related to the whole house water program by $7 million, pre-tax, in the third quarter of 2014. No additional amounts were recorded during the three months ended December 31, 2014.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Fourth Quarter and full year, 2014 vs. 2013
($/Share, Diluted)

Fourth Quarter 2013 EPS from Operations (1)	$0.42

2014 GRC expense recovery (2)	0.08
Tax benefit – repairs method and forecast change (3)	0.06
Growth in rate base earnings	0.05
Regulatory matters (4)	0.02
Uneconomic project and lease termination	0.02
Miscellaneous	0.04
Timing of taxes and other expenses (5)	(0.14)
Increase in shares outstanding	(0.02)
Fourth Quarter 2014 EPS from Operations (1)	$0.53

2013 EPS from Operations (1)	$2.72

2014 GRC expense recovery (2)	0.29
Tax benefit – repairs method and forecast change (3)	0.24
Growth in rate base earnings	0.21
Gain on disposition of SolarCity stock	0.06
Regulatory matters (4)	0.04
Gas transmission revenues	0.02
Uneconomic project and lease termination	0.02
Timing of taxes and other expenses (5)	0.00
Miscellaneous	0.05
Increase in shares outstanding	(0.15)
2014 EPS from Operations (1)	$3.50

(1)	See Exhibit A for a reconciliation of EPS from Operations to EPS on a GAAP basis.
(2)
In 2013, the Utility incurred approximately $200 million of expense and $1 billion of capital costs above authorized levels.  The 2014 GRC decision authorized revenues that support this higher level of spending in 2014 and throughout the GRC period.  The amounts in the table represent the after-tax higher authorized revenue recognized during the three and twelve months ended December 31, 2014, for the recovery of these expenses and costs.

(3)
Represents the favorable impact of recent IRS guidance and forecast changes based on flow-through ratemaking treatment for federal tax deductions resulting from temporary differences attributable to repairs and certain other property-related costs as reflected in the revenue requirements authorized in the 2014 GRC decision.

(4)	Includes customer energy efficiency incentive awards.
(5)	Represents the timing of taxes reportable in quarterly statements, nuclear refueling, and other expenses.